EXHIBIT 99.1

Sun Healthcare Group, Inc. Lists its Common Stock
on the NASDAQ National Market

Contact: Sun Investor Inquiries (505) 468-2341
Sun Media Inquiries (505) 468-4582

     Irvine, Calif. (March 9, 2004) - Sun Healthcare Group, Inc. (NasdaqNM:SUNH) today announced that the Company's common stock will begin trading on the NASDAQ National Market, effective March 10, 2004. Sun's common stock, currently traded on the OTC bulletin board under the symbol SUHG.OB, will now trade on the NASDAQ National Market under the symbol "SUNH".

     "We are extremely proud to have our common stock trading on the NASDAQ National Market," said Richard K. Matros, Sun's chief executive officer. "Listing our stock on this national exchange will promote the visibility of the company and improve the liquidity of our stockholders' investments. Accomplishing this milestone is another significant step forward for both Sun and its stockholders."

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      Sun Healthcare Group, Inc., with executive offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

      Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "hope,"  "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: continued compliance by the Company under its loan agreement; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended Dec. 31, 2003, and other public filings made with the Securities and Exchange Commission, copies of which are available at Sun's web site at www.sunh.com.

      The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.